Exhibit 32
Written Statement of the Chief Executive Officer and Chief Financial Officer
Pursuant to 18 U.S.C. §1350
Solely for the purposes of complying with 18 U.S.C. §1350, we, the undersigned Chief Executive Officer and Chief Financial Officer of The Marcus Corporation (the “Company”), hereby certify, based on our knowledge, that the accompanying Quarterly Report on Form 10-Q of the Company (the “Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Gregory S. Marcus
Gregory S. Marcus
President and Chief Executive Officer

/s/ Chad M. Paris
Chad M. Paris
Chief Financial Officer and Treasurer

Date:	November 2, 2023